MERRILL LYNCH MUNICIPAL BOND FUND, INC.

LIMITED MATURITY PORTFOLIO

SERIES NO. 3

FILE # 811-2688

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/10/2002	State of Cal 2002-2003 Rns and Index Notes 6/20/03	9,000,000,000	10,000,000	Goldman Sachs
11/22/2002	MI Bldg 5% 10/15/04	215,205,000	3,000,000	Morgan Stanley